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                                November 1, 1999



Avatex Corporation
Xetava Corporation
5910 North Central Expressway, Suite 1780
Dallas, Texas  75206


Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Xetava Corporation ("Xetava"), a Delaware corporation, with and into Avatex Corporation ("Avatex"), a Delaware corporation.

         In formulating our opinion, we examined such documents as we deemed appropriate, including the Amended and Restated Agreement and Plan of Merger, dated as of June 18, 1999 by and between Avatex and Xetava (the "Merger Agreement"), and the form of Proxy Statement/Prospectus (the "Prospectus") included in the Registration Statement on Form S-4, as filed by Avatex and Xetava with the Securities and Exchange Commission on August 9, 1999 (and all amendments thereto) (the "Registration Statement").

         Our opinion set forth below assumes (1) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Prospectus and the Registration Statement and (2) the accuracy and completeness of (i) the statements and facts concerning the Merger set forth in the Merger Agreement, the Prospectus, and the Registration Statement, and (ii) the factual representations of Avatex and Xetava set forth in the respective certificates delivered to us by Avatex and Xetava and dated the date hereof. All terms not defined in this letter have the meaning ascribed to them in the Prospectus.

         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, as of the date hereof we are of the opinion that, for federal income tax purposes:


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Avatex Corporation
Xetava Corporation
November 1, 1999
Page 2

         (1) the exchange of Avatex Shares for shares of New Avatex Common Stock pursuant to the Merger will constitute a reorganization of Avatex within the meaning of Section 368(a) of Internal Revenue Code of 1986, as amended (the "Code");

         (2) no gain or loss will be recognized by Avatex or Xetava pursuant to the Merger (other than possibly with respect to the issuance of the DCCRs);

         (3) no gain or loss will be recognized by a holder of Avatex Shares upon the exchange of such shares solely for shares of New Avatex Common Stock pursuant to the Merger (except with respect to any cash received in lieu of fractional shares and any shares of New Avatex Common Stock received by a holder of Series A Preferred Stock or Convertible Preferred Stock on account of dividend arrearages);

         (4) the aggregate tax basis of the shares of New Avatex Common Stock received by a holder of Avatex Shares in the Merger will be the same as the aggregate tax basis of the Avatex Shares surrendered in exchange therefor (increased by the fair market value of any New Avatex Common Stock received on account of dividend arrearages and decreased by the amount of such tax basis allocable to fractional shares for which cash is received);

         (5) a holder's holding period in such shares of New Avatex Common Stock (other than to the extent received on account of dividend arrearages) will include its holding period in such Avatex Shares, provided the Avatex Shares were held as a capital asset on the date of the Merger; and

         (6) any shares of New Avatex Common Stock received pursuant to the Merger in exchange for Series A Preferred Stock or Convertible Preferred Stock will be treated as received on account of dividend arrearages to the extent (if any) that the fair market value at the Effective Time of the shares of New Avatex Common Stock received exceeds the issue price of the Series A Preferred Stock or the Convertible Preferred Stock exchanged therefor.

We express no opinion concerning any tax consequences of the Merger, other than those specifically set forth herein.



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Avatex Corporation
Xetava Corporation
November 1, 1999
Page 3



         Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change after the date hereof in applicable laws or in the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                                  Very truly yours,


                                                  /S/ Weil, Gotshal & Manges LLP